UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 26, 2015

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

407-999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS.

Sale of Preferred Units in the Operating Partnership

On March 26, 2015, a purchase of securities (the “March Put Exercise”) was completed by Sentinel RE Investment Holdings, LP, an affiliate of KKR & Co. L.P. (the “Investor”) pursuant to the Securities Purchase Agreement dated February 10, 2013, as amended, between Sentio Healthcare Properties, Inc. (the “Company”), Sentio Healthcare Properties OP, L.P. (the “Operating Partnership,” the Company and the Operating Partnership together being the “Sentio Parties”) and the Investor (the “Purchase Agreement”). The Purchase Agreement and the transactions contemplated thereunder were previously reported in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 12, 2013, December 30, 2014 and January 22, 2015 (the “Prior 8-K”).

Pursuant to the March Put Exercise and subject to the terms and conditions agreed to in the March Letter Agreement described below, the Investor funded $13,598,000 to the Sentio Parties related to 135,980 Series B Convertible Preferred Units (the “Series B Preferred Units”) of limited partnership interest of the Operating Partnership previously issued to the Investor in connection with the put exercise on January 16, 2015 related to the construction loan referred to as “Georgetown” (the “Georgetown Put Exercise”). The 135,980 Series B Preferred Units are convertible into approximately 1,357,086 shares of the Company’s common stock at the currently effective conversion price. After the March Put Exercise and the Georgetown Put Exercise have been completed, 53,780 Series B Preferred Units remain issuable under the Purchase Agreement The obligation of the Investor to purchase additional Series B Preferred Units under the Purchase Agreement is conditioned upon, among other things, receipt of lender consents to a “change of control” transaction and the receipt of notice from the Sentio Parties of the intention to sell a specified amount of securities to the Investor to finance a proposed investment opportunity.

Disclosure concerning the other terms and conditions of the Series B Preferred Units, the transfer and registration thereof and the covenants in the Purchase Agreement and the related agreements is incorporated herein by reference from the Prior 8-K. The above summary of the issuance of the Series B Preferred Units does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and related agreements attached to the Prior 8-K and incorporated by reference herein.

March Letter Agreement

On March 26, 2015, the Sentio Parties entered a letter agreement with the Investor (the “March Letter Agreement”) to set forth the terms on which the securities related to the March Put Exercise would be issued so that the Sentio Parties could avoid triggering certain “change of control” provisions in their loan documents.

The March Letter Agreement amended the letter agreement entered between the Sentio Parties and the Investor on January 16, 2015 in connection with the Georgetown Put Exercise (the “January Letter Agreement”) to provide that the “first issuance,” as such term is used in the January Letter Agreement, refers to 19,020 Series B Preferred Units, which is the number of units the Investor has funded in connection with the Georgetown Put Exercise. The remaining 135,980 of the Series B Preferred Units originally issued in connection with the Georgetown Put Exercise were then deemed, under the March Letter Agreement, instead to have been issued in connection with the March Put Exercise.

The March Letter Agreement provided further that the March Put Exercise would be divided into two closings with the first closing to be for 135,980 Series B Preferred Units previously issued in connection with the Georgetown Put Exercise. The second closing in the March Put Exercise for 30,820 Series B Preferred Units, the units remaining to reflect the full amount of $16,680,000 committed by the Investor pursuant to the March Put Exercise would then occur upon the earlier of the following: (a) receipt of all necessary lender consents related to a “change-of-control” transaction, (b) four months following the closing of the March Put Exercise, subject to one or more extensions beyond such four-month period exercisable by the Investor in its discretion, (c) upon a liquidation event (as defined in the March Letter Agreement), (d) at the Investor’s election, a sale of a material amount of the assets of the Company or the Partnership, (e) at the Investor’s election, a sale or issuance of any equity in the Company or the Partnership other than (X) sales by holders of the stock of the Company in the ordinary course or (Y) issuances pursuant to the Purchase Agreement and (f) at the Investor’s election, the listing of securities of the Company or the Partnership on a nationally recognized stock exchange. Further, the March Letter Agreement provides that for all other purposes, including the receipt by the Investor of distributions payable on the Series B Preferred Units, other than with respect to voting rights, under the Purchase Agreement as well as the Partnership Agreement and the Investor Rights Agreement (each as defined in the Prior 8-K), the Investor would be treated as having been issued Series B Preferred Units in the full amount of the exercise put amount as of the closing date of the March Put Exercise. Finally, the March Letter Agreement provides that in no event will the Investor be required, without its prior written consent, to invest any additional amounts in the Sentio Parties unless the Investor has received Series B Preferred Units in the full amount of the Georgetown Put Exercise and the March Put Exercise.

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES.

The March Put Exercise was made pursuant to the private placement exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated by the SEC thereunder. The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: April 1, 2015	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer